RESULTS OF SHAREHOLDER MEETING
VIRTUS VARIABLE INSURANCE TRUST

February 20, 2015
(Unaudited)

At a Special Meeting of Shareholders of all Series of Virtus
Variable Insurance Trust, held on February 20, 2015, shareholders voted on the following proposals:

Number of Eligible Shares Voted:
    For              Against        Abstain


To elect seven trustees to serve on the Board of Trustees (Proposal 1)


George R. Aylward
71,974,523.545     3,376,166.332    0

Thomas J. Brown
72,048,239.254     3,302,450.623     0

Roger A. Gelfenbien
71,952,893.704     3,397,796.173     0

John R. Mallin
72,066,186.880     3,284,502.997     0

Hassell H. McClellan
71,991,659.456     3,359,030.421     0

Philip R. McLoughlin
71,909,455.629     3,441,234.248     0

Geraldine M. McNamara
72,234,861.038     3,115,828.839     0

To permit Virtus Investment Advisers, Inc., as the
Series' investment adviser, to hire and replace subadvisers or to modify subadvisory agreements without shareholder approval (Proposal 2)


Virtus Capital Growth Series
7,562,222.665     1,289,379.932     623,321.467

Virtus Growth & Income Series
6,460,330.772     1,142,676.547     579,122.429

Virtus International Series
12,498,105.742     1,876,320.081     1,213,991.866

Virtus Multi-Sector Fixed Income Series
13,073,158.236     2,124,570.676     1,479,375.987

Virtus Premium AlphaSector Series
(now Virtus Equity Trend Series)
2,601,881.308     154,448.224     167,067.122

Virtus Real Estate Securities Series
3,217,581.761     370,518.560     276,985.223

Virtus Small-Cap Growth Series
2,438,441.994     413,286.370     210,058.338

Virtus Small-Cap Value Series
5,208,154.896     902,937.140     483,184.497

Virtus Strategic Allocation Series
7,048,692.986     1,220,495.931    714,379.127

Shareholders of each Series of the Trust voted to approve the above proposals.